                 PRESS RELEASE

1029 Corporation Way

Contacts:

Palo Alto, CA 94303

Thomas G. Hood, President and CEO

Phone: (650) 962-9111	thood@southwall.com
Fax: (650) 967-8713	Robert R. Freeman, Sr. Vice President and CFO
www.southwall.com	bfreeman@southwall.com

SOUTHWALL EXPANDS ON FINANCIAL EFFECT OF JOB CUTS AND

NEAR-TERM BUSINESS EXPECTATIONS

Palo Alto, California — August 9, 2002 — Southwall Technologies Inc. (NASDAQ: SWTX), a global developer, manufacturer and marketer of thin-film coatings for the automotive glass, electronic display and architectural markets, expanded on the Company’s decision to reduce its workforce at its California location, the anticipated financial effect on the Company’s costs in the future~~,~~ and the near-term outlook for third quarter of 2002 revenues.

Southwall Technologies was founded in Palo Alto, California in 1979 and, until 1997 it was the Company’s only manufacturing location. Since 1997, Southwall has opened new manufacturing sites in Tempe, Arizona and Dresden, Germany.  Due to the relatively high cost of labor, occupancy costs, and the inefficiencies of older production equipment, the California site has become less cost competitive relative to Southwall’s Tempe and Dresden facilities.  Consequently, the Company has initiated certain steps toward consolidating and restructuring its Palo Alto operations. In addition to the Company’s recent reduction in force announced on August 7, the Company intends to reduce its occupancy costs, beginning in 2003, by consolidating office space into other existing Palo Alto buildings. Additionally, the Company intends to modify its manufacturing work schedules to reduce overtime and other related labor costs. The annual cost savings from these changes is expected to be approximately $1.7 million.

Since the latest guidance offered in its Form 8-K filed on June 24, 2002, the Company has seen a slow down in orders from certain parts of its business in the third quarter.  As a result, preliminary estimates of the Company’s financial results for the quarter ending September 30, 2002, indicate that revenues for the quarter will be between $16.5 million and $18.0 million.  At this early point in the quarter, the Company is not able to predict its net income or loss for the quarter but believes that a net loss is possible if revenues fall in the estimated range.  As a result of the Company’s current estimates of third quarter revenues, it is likely that revenues for fiscal 2002, previously estimated as between $78.0 million and $82.0 million, and net income for fiscal 2002, previously estimated between $4.8 million and $5.2 million, will be lower than those estimates.  These estimates are, of course, subject to certain assumptions, risks and uncertainties that could cause actual revenues or net income for the periods discussed ~~to be~~ different than the estimates presented.

“Although it’s still somewhat early in the quarter, we are seeing a softening of orders in our U.S. architectural business,” said Thomas G. Hood, President and Chief Executive Officer of Southwall Technologies.  “Furthermore we are expecting to see a shortfall in orders for a couple of important display products that have, historically, shown strong sales in the first half of the year.   We believe that these areas of current softness are not symptomatic of a reduced long-term demand for our products in these markets.  We wish we had more visibility into some of these customers and markets, but that’s not always possible,” continued Hood.

 “We are certain that the recent cost reductions in Palo Alto will greatly assist in the Company’s competitiveness in future quarters,” concluded Mr. Hood.

“As a result of our recently completed secondary offering, we believe that the Company’s cash position and balance sheet have been significantly improved. Our balance sheet is stronger than in the recent past, with $13.8 million in cash and $44.3 million in equity at the end of July. The additional capital from the offering has enabled us to significantly reduce our outstanding debt obligations and given us increased financial wherewithal to support our business in the future. Furthermore, despite the anticipated slow down in orders, we expect to maintain the improvements in our operational efficiency which we’ve experienced in recent quarters,” said Robert R. Freeman, Senior Vice-President and Chief Financial Officer.

Southwall Technologies (www.southwall.com) designs and produces technologically advanced thin film coatings that selectively absorb, reflect or transmit electromagnetic radiation. Southwall products are used in a number of architectural, automotive and electronic products to enhance optical and thermal performance characteristics, improve user comfort and reduce energy costs. Southwall exports advanced thin film coatings to over 25 countries around the world for use in products manufactured by such companies as Audi, BMW, DaimlerChrysler, Renault, Peugeot-Citroën, Volvo, Saint-Gobain Sekurit, Pilkington, and Mitsubishi Electric.

This press release may contain forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995), including, without limitation, statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future.  All forward-looking statements in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented.  These risks include the possibility that the Company’s actual revenues and/or net income for the third quarter and the fiscal year may be materially different than those estimated above, that the cash position and/or balance sheet may deteriorate in future periods, that the Company may not maintain the operational efficiency experienced in recent quarters, that cost savings from the above-described job cuts and facility changes will not be as substantial or as beneficial to the Company as indicated, that current slowdown in orders may be continue in future periods, that shipments to customers will be materially less than anticipated, that the installation of the new production machine in Germany will take longer or be more expensive than we anticipate, that yields and throughputs will not be improved and production targets may not be met, or that the markets will soften, as well as risks associated with its failure to meet covenants under credit facilities and strains on the Company’s liquidity. Further risks are detailed in the Company’s filing with the Securities and Exchange Commission, including those set forth in the Company’s most recent Form 10-K filed on April 1, 2002, and Form 10-Q, filed May 17, 2002.

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